Exhibit (h)(14)

STONE RIDGE ASSET MANAGEMENT LLC

July 30, 2020

To the Trustees of:

Stone Ridge Trust

510 Madison Avenue, 21st Floor

New York, NY 10022

Re:    Amended and Restated Expense Limitation Agreement

With reference to the Investment Management Agreement entered into by Stone Ridge Asset Management LLC (the “Adviser”) with Stone Ridge Trust (the “Trust”), on behalf of its series, Elements U.S. Portfolio, Elements U.S. Small Cap Portfolio, Elements International Portfolio, Elements International Small Cap Portfolio and Elements Emerging Markets Portfolio (each a “Portfolio” and together, the “Portfolios”), on the 24th day of January, 2017, we hereby notify you as follows:

1.     From October 1, 2020 through September 30, 2023, the Adviser agrees to waive its management fee entirely. The Adviser shall not be entitled to recoup in later periods any portion of such management fee.

2.     From October 1, 2020 through September 30, 2021, the Adviser agrees to pay or otherwise bear operating and other expenses of the applicable Portfolio or a Class thereof (including offering expenses, but excluding brokerage and transactional expenses, borrowing and other investment-related costs and fees including interest and commitment fees, short dividend expense, acquired fund fees and expenses, taxes, litigation and indemnification expenses, judgments and extraordinary expenses not incurred in the ordinary course of the Portfolio’s business (collectively, the “Excluded Expenses”)) solely to the extent necessary to limit the total annualized expenses, other than Excluded Expenses, of the applicable Class to the percentage specified in Appendix A hereto of the average daily net assets attributable to such Class of shares of the Portfolio.

3.     The Adviser shall be entitled to recoup in later periods expenses attributable to a Class that the Adviser has paid or otherwise borne to the extent that the expenses for the Class of shares (including offering expenses, but excluding Excluded Expenses) after such recoupment do not exceed the lower of (i) the annual expense limitation rate in effect at the time such expense was actually paid or otherwise borne and (ii) the annual expense limitation rate in effect at the time of the recoupment; provided that the Adviser shall not be permitted to recoup any such expenses beyond three years from the end of the month in which such expense was paid or otherwise borne.

4.     During the periods covered by this Agreement, the expense limitation arrangement set forth above for the Portfolios may only be modified by a majority vote of the “non-interested” trustees of the Trust (as defined under the Investment Company Act of 1940, as amended (the “1940 Act”)) and the consent of the Adviser.

5.     We understand and intend that the Trust and the Portfolios will rely on this undertaking in preparing and filing Post-Effective Amendments to the registration statement on Form N-1A for the Trust with the Securities and Exchange Commission, in accruing each Portfolio’s expenses for purposes of calculating its net asset value per share and for other purposes permitted under Form N-1A and/or the 1940 Act, and expressly permit the Trust and the Portfolios to do so.

Very truly yours, STONE RIDGE ASSET MANAGEMENT LLC

By:	/s/ Lauren Macioce
Name: Lauren Macioce
Title: Chief Compliance Officer

ACCEPTED AND AGREED TO ON BEHALF OF:

Stone Ridge Trust, on behalf of its series, Elements U.S. Portfolio, Elements U.S. Small Cap Portfolio, Elements International Portfolio, Elements International Small Cap Portfolio and Elements Emerging Markets Portfolio

By:	/s/ Anthony Zuco
Name: Anthony Zuco
Title: Treasurer and Principal Financial Officer

Elements U.S. Portfolio, Elements U.S. Small Cap Portfolio, Elements International Portfolio, Elements International Small Cap Portfolio and Elements Emerging Markets Portfolio Signature Page

Appendix A

Expense Limits

	Class M	Class Y

Elements U.S. Portfolio	0.15%	0.05%

Elements U.S. Small Cap Portfolio	0.15%	0.05%

Elements International Portfolio	0.20%	0.10%

Elements International Small Cap Portfolio	0.20%	0.10%

Elements Emerging Markets Portfolio	0.20%	0.10%